Exhibit 99.1

AT THE COMPANY                                                                                                                                                                AT CAMERON ASSOCIATES

Robert Wilson – Chief Financial Officer                                                                                                                               Alison Ziegler     212/554-5469

520/747-6600

FOR IMMEDIATE RELEASE

                Providence Service Corporation Reports Q3 2013 Results

Third Quarter Highlights:

●	Net income rose to $3.5 million
●	Diluted EPS increased to $0.25
●	Adjusted EBITDA was $11.7 million
●	Quarter benefitted from improved NET margins

TUCSON, ARIZONA – November 6, 2013 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the third quarter ended September 30, 2013.

For the third quarter of 2013, the Company reported revenue of $276.7 million, a decrease of 1% from $280.3 million in the comparable period of 2012. Revenue from Providence’s Non-emergency Transportation (NET) services segment decreased 2% to $192.0 million in the third quarter from $196.3 million in the prior year period. The decrease was due primarily to the transition of the Connecticut contract from “at risk” to “administrative services only”, and the voluntary termination of the Wisconsin contracts effective July 31, 2013. This decrease was partially offset by increased revenue related to continued expansion in California, membership growth in the New York City administrative contracts, and favorable rate adjustments in other states. Revenue from the Human Services segment, formerly known as the Social Services segment, increased 1% to $84.7 million from $84.0 million in the third quarter of 2012, primarily related to the impact of a new workforce development contract in Wisconsin which began in 2013.

Net income was $3.5 million, or $0.25 per diluted share, in the third quarter of 2013 compared to net income of $1.2 million, or $0.09 per diluted share in the prior year period. The increase in net income was due primarily to improved margins in the NET Services segment. In addition, the results for third quarter of 2012 included an asset impairment charge of approximately $2.5 million, before taxes, related to our Canadian operations. EBITDA (non-GAAP) for the third quarter of 2013 was $11.2 million compared to $9.0 million in the same period last year. Adjusted EBITDA (non-GAAP) for the third quarter of 2013 was $11.7 million compared to $11.5 million in the same period last year. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

The Company had approximately 16.0 million individuals eligible to receive services under its NET contracts at September 30, 2013, an increase of 8% from approximately 14.8 million at September 30, 2012. Providence’s direct Human Service client census was approximately 55,700, up 9% from 50,900 at September 30, 2012.

For the first nine months of 2013, the Company reported revenue of $845.8 million, an increase of 3% from $819.4 million in the first nine months of 2012. Revenue from Providence’s NET services segment grew 6% to $583.0 million in the first nine months of 2013 from $549.8 million in the prior year period. Revenue from the Human Services segment decreased 2% to $262.8 million, down from $269.5 million in the first nine months of 2012.

—more—

64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

Net income was $16.1 million, or $1.17 per diluted share, in the first nine months of 2013. This is an increase from net income of $5.6 million, or $0.42 per diluted share, in the first nine months of 2012. EBITDA (non-GAAP) for the first nine months of 2013 was $43.2 million, representing a 59% increase from $27.2 million in the same period last year. Adjusted EBITDA (non-GAAP) for the first nine months of 2013 was $44.2 million, representing an increase of 46% from $30.3 million in the same period last year. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

During the first nine months of 2013, the Company generated a total of $45.7 million in cash from operations.  At September 30, 2013, the Company had unrestricted cash and cash equivalents of $91.1 million as well as approximately $142.3 million available for borrowing under the recently amended and restated senior secured credit facility. Long-term obligations at September 30, 2013 were $123.5 million.

“We continue to show solid financial results year to date in 2013,” said Warren Rustand, Chief Executive Officer. “Growth and profitability were driven by our NET Services segment, which is benefitting from the full period impact of new contract awards that began during 2012, as well as the termination of, or changes to, contracts that were not meeting our financial expectations.”

“Our Human Services segment experienced modest revenue growth in the third quarter due to a new workforce development contract that started up in 2013, as well as stabilization of the business following contract terminations related to our Canadian and tutoring businesses. We will continue to focus our attention on expanding and improving the performance of our Human Services segment through operating efficiencies and both organic and acquisitive growth.”

“Overall, we are pleased with the progress the Company has made in 2013 to date and remain committed to initiatives that we set forth at the beginning of the year, primarily related to improving efficiencies. As we look toward 2014 and beyond, we continue to believe that the impact of Medicaid expansion under the Affordable Care Act will create opportunities for us to serve a substantially larger population of currently underserved citizens. Beyond Medicaid expansion, we continue to believe that general health care market trends, which include growing awareness of the need to coordinate physical and behavioral health care services and the importance of facilitated non-emergency access to preventative services, will position Providence to benefit from systemic market changes in the future.”

Conference Call

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. Arizona and MST and 8:00 a.m. PST) Thursday November 7, 2013 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (800) 510-0146 or for international callers (617) 614-3449 and by using the passcode 94634423. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until November 14, 2013 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 49143112.

About Providence

The Providence Service Corporation provides or manages the delivery of home and community based human services and NET management services to primarily government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is unique in that it provides or manages its human services primarily in the client’s own home or in community based settings rather than in hospitals or other treatment facilities and provides its NET management services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 55,700 clients at September 30, 2013, with approximately 16.0 million individuals eligible to receive the Company's non-emergency transportation services. The Company had over $1.1 billion in revenues in 2012.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements, which present its earnings on a pro forma basis. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures

—more—

Providence Service Corporation

do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

—financial tables to follow—

Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Human services	$84,702	$83,950	$262,809	$269,526
Non-emergency transportation services	192,011	196,335	583,028	549,844
	276,713	280,285	845,837	819,370

Operating expenses:
Client service expense	76,881	73,462	228,695	230,200
Cost of non-emergency transportation services	177,049	183,248	536,664	520,866
General and administrative expense	11,082	12,069	36,265	38,599
Asset impairment charge	-	2,506	492	2,506
Depreciation and amortization	3,725	4,018	11,188	11,254

Total operating expenses	268,737	275,303	813,304	803,425

Operating income	7,976	4,982	32,533	15,945

Other (income) expense:
Interest expense	1,916	1,990	5,407	5,806
Loss on extinguishment of debt	525	-	525	-
Interest income	(40)	(25)	(92)	(109)

Income before income taxes	5,575	3,017	26,693	10,248

Provision for income taxes	2,048	1,859	10,612	4,631

Net income	$3,527	$1,158	$16,081	$5,617

Earnings per share:
Basic	$0.26	$0.09	$1.20	$0.42
Diluted	$0.25	$0.09	$1.17	$0.42

Weighted-average number of common shares
outstanding:
Basic	13,674,467	13,263,826	13,411,204	13,277,191
Diluted	14,049,329	13,342,614	13,711,124	13,388,355

—more—

Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	September 30, 2013	December 31, 2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$91,103	$55,863
Accounts receivable, net of allowance of $4.4 million for
2013 and $3.7 million for 2012	91,245	98,628
Management fee receivable	2,309	2,662
Other receivables	1,683	1,920
Restricted cash	3,837	1,787
Prepaid expenses and other	19,577	14,807
Deferred tax assets	130	532
Total current assets	209,884	176,199
Property and equipment, net	30,886	30,380
Goodwill	113,345	113,915
Intangible assets, net	44,250	49,651
Restricted cash, less current portion	14,198	10,953
Other assets	12,318	10,639
Total assets	$424,881	$391,737
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$47,500	$14,000
Accounts payable	4,543	4,569
Accrued expenses	48,766	32,976
Accrued transportation costs	56,410	61,316
Deferred revenue	5,263	7,055
Reinsurance liability reserve	13,159	12,713
Total current liabilities	175,641	132,629
Long-term obligations, less current portion	76,000	116,000
Other long-term liabilities	15,736	13,527
Deferred tax liabilities	11,683	10,894
Total liabilities	279,060	273,050
Commitments and contingencies
Stockholders' equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 14,426,603 and 13,785,947 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	192,547	180,778
Accumulated deficit	(36,998)	(53,079)
Accumulated other comprehensive loss, net of tax	(1,155)	(893)
Treasury stock, at cost, 952,776 and 928,478 shares	(15,548)	(15,094)
Total Providence stockholders' equity	138,860	111,726
Non-controlling interest	6,961	6,961
Total stockholders' equity	145,821	118,687
Total liabilities and stockholders' equity	$424,881	$391,737

—more—

Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended September 30,
	2013	2012
Operating activities
Net income	$16,081	$5,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,802	5,578
Amortization	5,386	5,676
Amortization of deferred financing costs	746	865
Loss on extinguishment of debt	525	-
Provision for doubtful accounts	2,570	1,418
Deferred income taxes	1,395	(420)
Stock based compensation	2,402	3,586
Excess tax benefit upon exercise of stock options	(999)	(60)
Asset impairment charge	492	2,506
Other	352	(33)
Changes in operating assets and liabilities:
Accounts receivable	5,033	(10,304)
Management fee receivable	105	849
Other receivables	237	(509)
Restricted cash	(255)	14
Prepaid expenses and other	(6,031)	(3,556)
Reinsurance liability reserve	2,720	1,773
Accounts payable and accrued expenses	15,744	3,040
Accrued transportation costs	(4,906)	16,901
Deferred revenue	(1,792)	3,639
Other long-term liabilities	52	3,357
Net cash provided by operating activities	45,659	39,937
Investing activities
Purchase of property and equipment, net	(6,413)	(7,565)
Acquisition of businesses, net of cash acquired	-	(190)
Restricted cash for reinsured claims losses	(5,040)	1,269
Purchase of short-term investments, net	(23)	452
Net cash used in investing activities	(11,476)	(6,034)
Financing activities
Repurchase of common stock for treasury	(454)	(3,658)
Proceeds from common stock issued pursuant to stock option exercise	9,244	258
Excess tax benefit upon exercise of stock options	999	60
Proceeds from long-term debt	76,000	-
Repayment of long-term debt	(82,500)	(9,993)
Debt financing costs	(2,083)	(53)
Capital lease payments	(8)	(20)
Net cash provided by (used in) financing activities	1,198	(13,406)
Effect of exchange rate changes on cash	(141)	76
Net change in cash	35,240	20,573
Cash at beginning of period	55,863	43,184
Cash at end of period	$91,103	$63,757

—more—

Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net income	$3,527	$1,158	$16,081	$5,617

Interest expense, net	1,876	1,965	5,315	5,697
Provision for income taxes	2,048	1,859	10,612	4,631
Depreciation and amortization	3,725	4,018	11,188	11,254

EBITDA	11,176	9,000	43,196	27,199

Asset impairment charge	-	2,506	492	2,506
Loss on extinguishment of debt	525	-	525	-
Strategic alternatives costs	-	2	-	593

Adjusted EBITDA	$11,701	$11,508	$44,213	$30,298

###